Exhibit 4.1

RF INDUSTRIES, LTD.

2010 STOCK INCENTIVE PLAN

1.	PURPOSE.

(a)           The purpose of the Plan is to provide to eligible recipients an opportunity to benefit from increases in value of the Common Stock through Stock Awards.

(b)           The Company, by means of the Plan, seeks to attract and retain the services of persons eligible to receive Stock Awards, to bind the interests of eligible recipients more closely to the Company’s own interests by offering them opportunities to acquire Common Stock and/or cash and to afford eligible recipients stock-based compensation opportunities that are competitive with those afforded by similar businesses.

(c)           The persons eligible to receive Stock Awards are the Directors, Employees and Consultants of the Company and of its Affiliates.

2.	DEFINITIONS.

(a)           “Affiliate” means any “parent corporation” or “subsidiary corporation” of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b)           “Board” means the Board of Directors of the Company.

(c)           “Code” means the Internal Revenue Code of 1986, as amended.

(d)           “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).

(e)           “Common Stock” means the Common Stock, $0.01 par value per share, of the Company.

(f)           “Company” means RF Industries, Ltd., a Nevada corporation.

(g)           “Consultant” means any individual engaged by the Company or by an Affiliate to render consulting or advisory services, and who is compensated for such services, or who is a member of the Board of Directors of an Affiliate.  For clarity, the term “Consultant” shall not include a Director who is not compensated by the Company other than by way of fees and other compensation for his or her service as a Director.

(h)           “Corporate Transaction” means (i) a sale, lease or other disposition of all or substantially all of the capital stock or assets of the Company, (ii) a merger or consolidation of the Company in which the Company is not the surviving entity, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

(i)           “Covered Employee” means the chief executive officer and the four other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(j)           “Director” means a member of the Board of Directors of the Company.

(k)           “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(l)           “Employee” means any “employee” of the Company or of an Affiliate within the meaning of the Code.

(m)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)           “Fair Market Value” means the value of the Common Stock determined as follows:

 (i)           If the Common Stock is listed on any established stock exchange, including the Nasdaq Stock Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange (or the exchange with the greatest volume of trading in the Common Stock) on the day of determination, or such other source as the Board deems reliable; or

 (ii)          In the absence of such listing of the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(o)           “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(p)           “Non-Employee Director” means a Director who is considered a “non-employee director” within the meaning of Rule 16b-3.

(q)           “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(r)           “Officer” means a person who is an “officer” of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(s)           “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(t)           “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(u)           “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(v)           “Outside Director” means a Director who is considered an “outside director” within the meaning of Section 162(m) of the Code.

(w)           “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(x)           “Plan” means this RF Industries, Ltd. 2010 Stock Incentive Plan as originally adopted by the Board on March 9, 2010, and as it may be amended from time to time.

(y)           “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(z)           “Securities Act” means the Securities Act of 1933, as amended.

(aa)         “Stock Award” means any right granted under the Plan, including an Option, a stock bonus, a right to acquire restricted stock and a stock appreciation right.

(bb)        “Service” means a Participant’s service with the Company or with an Affiliate, whether as a Director, Employee or Consultant.  For purposes of the Plan, a Participant’s Service shall not be deemed to have terminated solely because of a change in the capacity in which the Participant renders services to the Company or an Affiliate or a change in the entity for which the Participant renders such Service.  By way of example, a change in status from an Employee of the Company to a Consultant or a Director, by itself, will not constitute a termination of Service.  The Board or the Chief Executive Officer of the Company, in that party’s sole discretion, may determine whether a Participant’s Service shall be considered interrupted in the case of the Participant’s leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(cc)         “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(dd)        “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Affiliate.

3.	ADMINISTRATION.

(a)           Administration by Board.  The Board shall administer the Plan unless and to the extent the Board delegates administration to a Committee as provided in subsection 3(c).

(b)           Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)           To determine from time to time who, among the persons eligible under the Plan, shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the number of shares of Common Stock with respect to which a Stock Award shall be granted; and the other terms and provisions of each Stock Award granted (which need not be identical).

(ii)          To reprice any outstanding Stock Awards under the Plan, cancel and re-grant any outstanding Stock Awards under the Plan and effect any other action that is treated as a repricing for financial accounting purposes.

(iii)         To construe and interpret the Plan and all Stock Awards, and to establish, amend and revoke rules and regulations for the Plan’s administration.  The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv)        To amend the Plan or a Stock Award as provided in Section 12.

(v)         To terminate or suspend the Plan as provided in Section 13.

(vi)        Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company.

(c)           Delegation to Committee.

(i)          General.  The Board may delegate administration of the Plan to a Committee of one or more Directors, and the term “Committee” shall apply to any Director or Directors to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, all of the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and restore to the Board the administration of the Plan.

(ii)        Committee Composition.  In the discretion of the Board, the Committee may consist solely of two or more Outside Directors or two or more Non-Employee Directors.  Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more Directors who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code or (2) delegate to a committee of one or more Directors who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d)           Effect of Board’s Decision.  All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.	SHARES SUBJECT TO THE PLAN.

(a)           Share Reserve.  Subject to the provisions of subsection 11(a) relating to adjustments upon changes in Common Stock, the shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate 500,000 shares of Common Stock.  Subject to subsection 4(b), the number of shares available for issuance under the Plan shall be reduced by (i) one share for each share of Common Stock issued pursuant to a Stock Award granted under Section 6 or Section 7 and (ii) one share for each Common Stock equivalent subject to a stock appreciation right granted under subsection 7(c).

(b)           Reversion of Shares to the Share Reserve.

(i)           Shares Available For Subsequent Issuance.  If any (i) Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised or paid in full or (ii) shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company, including any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan.

(ii)          Shares Not Available For Subsequent Issuance.  If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., a “net exercise”), the number of shares that are not delivered to the Participant shall no longer be available for issuance under the Plan.  If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld in satisfaction of the withholding of taxes incurred in connection with the exercise of an Option or a SAR, or the issuance of shares under a stock bonus award or restricted stock award, the number of shares that are not delivered to the Participant shall no longer be available for subsequent issuance under the Plan.

(c)           Source of Shares.  The shares of Common Stock subject to the Plan may be unissued shares or treasury shares.

5.	ELIGIBILITY.

(a)           Eligibility for Specific Stock Awards.  Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b)           Ten Percent Stockholders.  A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five years from the date of grant.

(c)           Section 162(m) Limitation.  Subject to the provisions of Section 11 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options covering more than 100,000 shares of Common Stock during any twelve-month period.

(d)          Consultants.  A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

6.	OPTION PROVISIONS.

(a)           General.  Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be designated as Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through inclusion or incorporation by reference in the Option or otherwise) the substance of each of the following provisions:

(i)           Term.  Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten years from the date it was granted.

(ii)          Exercise Price of an Incentive Stock Option.  Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

(iii)        Exercise Price of a Nonstatutory Stock Option.  The exercise price of each Nonstatutory Stock Option shall be not less than the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

(iv)        Consideration.  The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board (1) by delivery to the Company of other Common Stock; (2) according to a deferred payment or other similar arrangement with the Optionholder; (3) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such holding back of whole shares; provided, further, however, that shares of Common Stock will no longer be outstanding under an Option to the extent that (i) shares are used to pay the exercise price pursuant to the “net exercise,” (ii) shares are delivered to the Participant as a result of such exercise, and (iii) shares are withheld to satisfy tax withholding obligations; (4) by means of so-called cashless exercises as permitted under applicable rules and regulations of the Securities and Exchange Commission and the Federal Reserve Board; or (5) in any other form of legal consideration that may be acceptable to the Board.  Payment of the Common Stock’s par value, if any, shall not be made by deferred payment.  In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

(v)         Transferability of an Incentive Stock Option.  An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(vi)        Transferability of a Nonstatutory Stock Option.  A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(vii)       Vesting Generally.  The total number of shares of Common Stock subject to an Option may, but need not, vest and become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance, stock price or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(a)(vii) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(viii)      Termination of Service.  In the event an Optionholder’s Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three months following the termination of the Optionholder’s Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(ix)         Extension of Termination Date.  An Optionholder’s Option Agreement may provide that, if the exercise of the Option following the termination of the Optionholder’s Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement or (ii) the expiration of a period of three months after the termination of the Optionholder’s Service during which the exercise of the Option would not be in violation of such registration requirements.

(x)          Disability of Optionholder.  In the event that an Optionholder’s Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(xi)         Death of Optionholder.  In the event (i) an Optionholder’s Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death pursuant to subsection 6(a)(v) or 6(a)(vi), but only within the period ending on the earlier of (1) the date twelve months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

7.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a)           Stock Bonus Awards.  Each stock bonus agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of stock bonus agreements may change from time to time, and the terms and conditions of separate stock bonus agreements need not be identical, but each stock bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)          Consideration.  A stock bonus may be awarded in consideration for past services actually rendered to or for the benefit of the Company or an Affiliate.

(ii)         Vesting Generally.  Shares of Common Stock awarded under the stock bonus agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.  Notwithstanding the foregoing, unless the stock bonus agreement otherwise provides, all shares subject to the agreement shall become fully vested upon the occurrence of a Corporate Transaction.

(iii)        Termination of Service.  In the event a Participant’s Service terminates, the Company may reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the stock bonus agreement. The Company will not exercise its repurchase option until at least six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following receipt of the stock bonus unless otherwise specifically provided in the stock bonus agreement.

(iv)        Transferability.  Rights to acquire shares of Common Stock under the stock bonus agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the stock bonus agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the stock bonus agreement remains subject to the terms of the stock bonus agreement.

(b)          Restricted Stock Awards.  Each restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the restricted stock purchase agreements may change from time to time, and the terms and conditions of separate restricted stock purchase agreements need not be identical, but each restricted stock purchase agreement shall include (through inclusion or incorporation by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)          Purchase Price.  The purchase price under each restricted stock purchase agreement shall be such amount as the Board shall determine and designate in such restricted stock purchase agreement.  The purchase price shall not be less than the par value, if any, of the Common Stock on the date such award is made or at the time the purchase is consummated.

(ii)         Consideration.  The purchase price of Common Stock acquired pursuant to the restricted stock purchase agreement shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that payment of the Common Stock’s par value, if any, shall not be made by deferred payment.

(iii)        Vesting Generally.  Shares of Common Stock acquired under the restricted stock purchase agreement may, but need not, be subject to forfeiture to the Company or other restrictions that will lapse in accordance with a vesting schedule to be determined by the Board.

(iv)        Termination of Participant’s Service.  In the event a Participant’s Service terminates, any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the restricted stock purchase agreement shall be forfeited to the Company in accordance with the restricted stock purchase agreement.

(v)         Transferability.  Rights to acquire shares of Common Stock under the restricted stock purchase agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the restricted stock purchase agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the restricted stock purchase agreement remains subject to the terms of the restricted stock purchase agreement.

(c)           Stock Appreciation Rights.  Each stock appreciation right agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  The terms and conditions of stock appreciation right agreements may be changed from time to time, and the terms and conditions of separate stock appreciation right agreements need not be identical; provided, however, that each stock appreciation right agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)          Strike Price and Calculation of Appreciation.  Each stock appreciation right will be denominated in shares of Common Stock equivalents.  The appreciation distribution payable on the exercise of a stock appreciation right will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of the exercise of the stock appreciation right of a number of shares of Common Stock equal to the number of shares of Common Stock equivalents in which the Participant is vested under such stock appreciation right and with respect to which the Participant is exercising the stock appreciation right on such date over (ii) an amount (the “strike price”) that will be determined by the Board at the time of grant of the stock appreciation right; provided, however, that the strike price of a stock appreciation right granted to a Director or Employee shall be not less than the Fair Market Value of the Common Stock equivalents subject to the stock appreciation right on the date the stock appreciation right is granted.

(ii)         Vesting.  At the time of the grant of a stock appreciation right, the Board may impose such restrictions or conditions to vesting of such stock appreciation right as it, in its sole discretion, deems appropriate.

(iii)        Exercise.  To exercise any outstanding stock appreciation right, the Participant must provide written notice to exercise to the Company in compliance with the provisions of the stock appreciation right agreement evidencing such stock appreciation right.

(iv)        Payment.  The appreciation distribution in respect to a stock appreciation right may be paid in shares of Common Stock, in cash, in any combination of shares of Common Stock and cash, or in any other form of consideration, as determined by the Board and contained in the stock appreciation right agreement evidencing such stock appreciation right.

(v)         Termination of Service.  In the event that a Participant’s Service terminates, the Participant may exercise his or her stock appreciation right (to the extent that the Participant was entitled to exercise such stock appreciation right as of the date of termination) but only within such period of time ending on the earlier of (i) the date three months following the termination of the Participant’s Service (or such longer or shorter period specified in the stock appreciation right agreement), or (ii) the expiration of the term of the stock appreciation right as set forth in the stock appreciation right agreement.  If, after termination, the Participant does not exercise his or her stock appreciation right within the time specified herein or in the stock appreciation right agreement (as applicable), the stock appreciation right shall terminate.

8.	COVENANTS OF THE COMPANY.

(a)           Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b)          Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.	USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10.	MISCELLANEOUS.

(a)           Acceleration of Exercisability and Vesting.  The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b)          Stockholder Rights.  No Participant shall be deemed to have dividend rights or other rights as a stockholder with respect to any shares of Common Stock subject to an Option or stock appreciation right unless and until such Participant has properly exercised the Option or stock appreciation right.  A Participant will have all of the rights of a stockholder as to any stock bonuses and shares of Common Stock acquired under a restricted stock purchase agreement as of the date of such Stock Awards, whether or not then vested, except as otherwise provided in the Stock Award Agreement, and unless and until the stock bonus or restricted stock is forfeited to the Company in accordance with applicable vesting requirements, if any.

(c)           No Employment or other Service Rights.  Nothing in the Plan or any instrument executed or Stock Award granted pursuant hereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d)          Incentive Stock Option Dollar Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(e)          Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f)           Withholding Obligations.  To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award, provided, however, that no shares of Common Stock are withheld with a Fair Market Value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid variable award accounting); or (iii) delivering to the Company owned and unencumbered shares of Common Stock of the Company.

11.	ADJUSTMENTS UPON CHANGES IN STOCK.

(a)           Capitalization Adjustments.  If any change is made in the Common Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class and maximum number of shares subject to the Plan pursuant to subsection 4(a) and the maximum number of shares subject to award to any person pursuant to subsection 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class and number of shares and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.  For clarity, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(b)           Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, all outstanding Stock Awards shall terminate immediately prior to such event, and shares of bonus stock and restricted stock subject to the Company’s repurchase option or to forfeiture under subsections 7(a)(iii) and 7(b)(iii) may be repurchased by the Company or forfeited notwithstanding the fact that the holder of such stock is still in Service.

(c)           Corporate Transaction.  In the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume any Stock Awards outstanding under the Plan or may substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 11(c)) for those outstanding under the Plan.  Unless the Stock Award Agreement otherwise provides, in the event any surviving corporation or acquiring corporation does not assume such Stock Awards or substitute similar stock awards for those outstanding under the Plan, then the Stock Awards shall terminate if not exercised at or prior to such event.

12.	AMENDMENT OF THE PLAN AND STOCK AWARDS.

(a)           Amendment of Plan.  The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any securities exchange listing requirements.

(b)           Stockholder Approval.  The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

(c)           Contemplated Amendments.  It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to bring the Plan or Incentive Stock Options granted under it into compliance therewith.

(d)           No Impairment of Rights.  Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless the Participant consents thereto in writing.

(e)           Amendment of Stock Awards.  The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless the Participant consents thereto in writing.

13.	TERMINATION OR SUSPENSION OF THE PLAN.

(a)           Plan Term.  Unless sooner terminated by the Board pursuant to Section 3, the Plan shall automatically terminate on the day before the tenth anniversary of the date the Plan is adopted by the Board. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)           No Impairment of Rights.  Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

14.	EFFECTIVE DATE OF PLAN.

The Plan shall become effective upon approval of the stockholders of the Company, provided that such approval is received before the expiration of one year from the date the Plan is approved by the Board of Directors, and provided further that the Board of Directors may grant Options (but not award bonus stock, restricted stock, or stock appreciation rights) pursuant to the Plan prior to stockholder approval if the exercise of such Options by its terms is contingent upon stockholder approval of the Plan as provided above.

15.	CHOICE OF LAW.

The law of the State of Nevada shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to the choice of law rules.